Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration No. 333-203197 of Scio Diamond Technology Corporation on Form S-8 of our report dated June 29, 2015, related to the financial statements of Scio Diamond Technology Corporation at March 31, 2105 and 2014, and for each of the years in the two-year period ended March 31, 2105, which report appears in this Annual Report on Form 10-K of Scio Diamond Technology Corporation.

/s/ Cherry Bekaert LLP

Greenville, South Carolina
June 29, 2015